Exhibit (m) (ii) under Form N-1A
                                           Exhibit (1) under Item 601/Reg. S-k

                                  EXHIBIT A

                             FEDERATED ARMs FUND

                         Institutional Service Shares

      The Plan is adopted by Federated ARMs Fund with respect to the Class of Shares set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Institutional Service during the month.

      Witness the due execution hereof this 24th day of April, 1992.

                                    FEDERATED ARMs FUND



                                    By:/s/ Glen R. Johnson
                                       ------------------------------
                                       President